UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Amendment No. 8)

Under the Securities Exchange Act of 1934

WASTE SERVICES, INC.

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(Name of Issuer)

COMMON STOCK, $.01 par value

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(Title of Class of Securities)

941075103

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(CUSIP Number)

Murray A. Indick

Prides Capital Partners, L.L.C.

200 High Street, Suite 700

Boston, MA 02110

(617) 778-9200

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(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

December 18, 2006

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(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box ☐.

*The remainder of this cover page shall be filled out for a reporting Person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 941075103  SCHEDULE 13D

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1.	NAME OF REPORTING PERSON

Prides Capital Partners, L.L.C.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

20-0654530

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2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) []
(b) ☒

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3.	SEC USE ONLY

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4.	SOURCE OF FUNDS*

See Item 3

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5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e)☐

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6.	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

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7.	SOLE VOTING POWER

-0-

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8.	SHARED VOTING POWER
5,840,875 **

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9.	SOLE DISPOSITIVE POWER

-0-

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10.	SHARED DISPOSITIVE POWER

5,840,875 **

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11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,840,875 **

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12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

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13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.7%**

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14.	TYPE OF REPORTING PERSON

OO (Limited Liability Company)

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** See Item 5

CUSIP NO. 941075103 SCHEDULE 13D

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1.	NAME OF REPORTING PERSON

Kevin A. Richardson, II

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2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) []
(b) ☒

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3.	SEC USE ONLY

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4.	SOURCE OF FUNDS*
See Item 3

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5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e)☐

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6.	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

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7.	SOLE VOTING POWER

-0-

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8.	SHARED VOTING POWER
5,840,875**

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9.	SOLE DISPOSITIVE POWER

-0-

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10.	SHARED DISPOSITIVE POWER
5,840,875**

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11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,840,875**

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12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

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13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.7%**

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14.	TYPE OF REPORTING PERSON
IN

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** See Item 5

CUSIP NO. 941075103 SCHEDULE 13D

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1.	NAME OF REPORTING PERSON

Henry J. Lawlor, Jr.

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2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) []
(b) ☒

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3.	SEC USE ONLY

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4.	SOURCE OF FUNDS*

See Item 3

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5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e)☐

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6.	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

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7.	SOLE VOTING POWER

-0-

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8.	SHARED VOTING POWER
5,840,875**

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9.	SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10.	SHARED DISPOSITIVE POWER
5,840,875**

-----------------------------------------------------------------------

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,840,875**

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12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

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13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.7%**

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14.	TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 941075103 SCHEDULE 13D

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1.	NAME OF REPORTING PERSON

Murray A. Indick

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2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) []
(b) ☒

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3.	SEC USE ONLY

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4.	SOURCE OF FUNDS*See Item 3

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5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e)☐

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6.	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

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7.	SOLE VOTING POWER

-0-

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8.	SHARED VOTING POWER
5,840,875**

-----------------------------------------------------------------------

9.	SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10.	SHARED DISPOSITIVE POWER
5,840,875**

-----------------------------------------------------------------------

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,840,875**

-----------------------------------------------------------------------

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

-----------------------------------------------------------------------

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.7%**

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14.	TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 941075103	SCHEDULE 13D

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1.	NAME OF REPORTING PERSON

Charles E. McCarthy

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2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) []
(b) ☒

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3.	SEC USE ONLY

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4.	SOURCE OF FUNDS*See Item 3

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5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e)☐

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6.	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

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7.	SOLE VOTING POWER

-0-

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8.	SHARED VOTING POWER
5,840,875**

-----------------------------------------------------------------------

9.	SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10.	SHARED DISPOSITIVE POWER
5,840,875**

-----------------------------------------------------------------------

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,840,875**

-----------------------------------------------------------------------

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

-----------------------------------------------------------------------

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.7%**

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14.	TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 941075103 SCHEDULE 13D

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1.	NAME OF REPORTING PERSON

Christian Puscasiu

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2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

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3.	SEC USE ONLY

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4.	SOURCE OF FUNDS*

See Item 3

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5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e)☐

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6.	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

-----------------------------------------------------------------------

7.	SOLE VOTING POWER

-0-

-----------------------------------------------------------------------

8.	SHARED VOTING POWER
5,840,875**

-----------------------------------------------------------------------

9.	SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10.	SHARED DISPOSITIVE POWER
5,840,875**

-----------------------------------------------------------------------

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,840,875**

-----------------------------------------------------------------------

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

-----------------------------------------------------------------------

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.7%%**

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14.	TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 941075103 SCHEDULE 13D

Item 1. Security and Issuer

---------------------------------------------

This Amendment No. 8 amends the Statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission (the "Commission") on November 13, 2006 by Prides Capital Partners, L.L.C. a Delaware limited liability company, Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu. This amendment to the Schedule 13D relates to the shares of Common stock, $.01 par value (the “Common Stock”) of Waste Services, Inc. a Delaware corporation (the "Issuer"). The principal executive office and mailing address of the Issuer is 1122 International Blvd. Suite 601, Burlington, Ontario L7L 6Z8. The following amendments to the Schedule 13D are hereby made. Unless otherwise defined herein all capitalized terms shall have the meanings ascribed to them in the Schedule 13D.

Item 4. Purpose of Transaction

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On December 18, 2006, the Reporting Persons purchased 1,736,843 shares of common stock at a purchase price of $9.50 per share, following approval of the transaction by the stockholders of the Issuer and subject to the satisfaction of other closing conditions set forth in that certain Subscription Agreement entered into on November 8, 2006. The Issuer also at that time entered into a Registration Rights Agreement with the Reporting Persons (Exhibit B). The Issuer appointed one designee of the Reporting Persons to the board of directors of the Issuer.

Item 5. Interest in Securities of the Issuer

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(a),(b) Based on communications with the Issuer on December 18, 2006, there were 45,962,083 shares of Common Stock issued and outstanding as of December 18, 2006. Based on this information, the Reporting Persons report beneficial ownership of 5,840,875 shares or 12.7%.

Although Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu are joining in this Amendment as Reporting Persons, the filing of this Amendment shall not be construed as an admission that any of them are, for any purpose, the beneficial owner of any of the securities that are beneficially owned by Prides Capital Partners, L.L.C.

CUSIP NO. 941075103 SCHEDULE 13D

(c) The Reporting Persons have engaged in no transaction involving shares of Common Stock in the last 60 days, other than the transaction described in Item 4 above.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

---------------------------------------------

None of the Reporting Persons is a party to any contract, arrangement, understanding or relationship with respect to any securities of the Issuer, including but not limited to the transfer or voting of any securities of the Issuer, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies, except, as disclosed in Items 4 and 5 above, for the agreement filed as Exhibit B.

Item 7. Material to be Filed as Exhibits

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Exhibit A Joint Filing Undertaking

Exhibit B Registration Rights Agreement

CUSIP NO. 941075103 SCHEDULE 13D

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: December 19, 2006

Prides Capital Partners, L.L.C.

By:	/s/ Murray A. Indick
-----------------------
Murray A. Indick Managing Member

Kevin A. Richardson, II

/s/ Murray A. Indick		By:	/s/ Murray A. Indick
-----------------------			-----------------------
Murray A. Indick			Murray A. Indick Attorney-in-Fact

Henry J. Lawlor, Jr.		Charles E. McCarthy

By:	/s/ Murray A. Indick	By:	/s/ Murray A. Indick
	-----------------------		-----------------------
	Murray A. Indick Attorney-in-Fact		Murray A. Indick Attorney-in-Fact

Christian Puscasiu

By:	/s/ Murray A. Indick
-----------------------
Murray A. Indick Attorney-in-Fact

CUSIP NO. 941075103 SCHEDULE 13D

Exhibit A

JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: December 19, 2006

Prides Capital Partners, L.L.C.

By:	/s/ Murray A. Indick
-----------------------
Murray A. Indick Managing Member

Kevin A. Richardson, II

/s/ Murray A. Indick		By:	/s/ Murray A. Indick
-----------------------			-----------------------
Murray A. Indick			Murray A. Indick Attorney-in-Fact

Henry J. Lawlor, Jr.		Charles E. McCarthy

By:	/s/ Murray A. Indick	By:	/s/ Murray A. Indick
	-----------------------		-----------------------
	Murray A. Indick Attorney-in-Fact		Murray A. Indick Attorney-in-Fact

Christian Puscasiu

By:	/s/ Murray A. Indick
-----------------------
Murray A. Indick Attorney-in-Fact